Exhibit 4.29

INX LIMITED

share AND TOKEN ownership and AWARD plan (2021)

[Amended on March 31, 2022]

TABLE OF CONTENTS

1.	Preamble	1

2.	Administration of the Plan	1

3.	Shares and Tokens Subject to the Plan	2

4.	Designation of Participants	2

5.	Exercise Prices	3

6.	Exclusivity of the Plan	3

7.	Option Awards	3

8.	Token Awards	3

9.	Restricted Shares	4

10.	Restricted Tokens

11.	Restricted Share Units	5

12.	Other Awards	5

13.	Grant of the Awards; Trustee	6

14.	Awards or Share Purchase Agreement; Awards or Token Purchase Agreement; Termination of Engagement	6

15.	Acceleration of an Award	9

16.	Term of Awards; Exercise	9

17.	Additional Documents	11

18.	Taxation	12

19.	Dividends and distribution of funds	13

20.	Rights and/or Benefits arising out of the Employee/Employer of Other Relationship and the Absence of an Obligation to Engage	14

21.	Adjustments upon Changes in Capitalization	14

22.	Term, Termination and Amendment	15

23.	Effectiveness of the Plan	15

24.	Release of the Trustee, the Attorney and the Proxy from Liability and Indemnification	15

25.	Miscellaneous	15

26.	Severability	16

27.	Governing Law	16

APPENDICES

Appendix A1: Grantee’s Notice to the Company as to Exercise of the Award (Shares).

Appendix A2: Grantee’s Notice to the Company as to Exercise of the Award (Tokens).

Appendix B: Notice to the Company and the Trustee of Exercise of the Award by the Grantee.

Appendix C: Proxy and Power of Attorney.

i

1.	PREAMBLE

1.1.	This plan, as amended from time to time, shall be known as the “INX Limited Share and Token Ownership and Award Plan (2021)” (the “Plan”). The purpose and intent of the Plan is to provide incentives to employees, directors, officers, service providers, consultants and/or advisors of INX Limited (the “Company”), the parent and/or of subsidiaries and/or of affiliated companies of the Company (each a “Related Company” and collectively, “Related Companies”) by providing them with the opportunity to purchase shares of the Company and/or INX Tokens of the Company as defined in the F-1 Form that was filed by the Company with the United States Securities and Exchange Commission (“Tokens” or “Token” and the “Prospectus”) and by the grant of options to purchase shares, options to purchase Tokens, awards of restricted shares, restricted share units (“RSUs”) and other share-based and token-based awards pursuant to the Plan (collectively, the “Awards”) as shall be further designated by the Board.

The Plan is designed to enable the provision of incentives as set forth herein to grantees in various jurisdictions, with respect to which the Board of Directors of the Company (the “Board”), in its sole discretion, shall determine the necessary changes to be made to the Plan and set forth the relevant conditions in the Agreements (as defined in Section 13 below) with the grantees in order to comply with the requirements of the tax regimes in any such other jurisdictions and its determination regarding these matters shall be final and binding.

1.2.	Where a conflict arises between any section of the Plan, the Agreement or their application, and the provisions of any tax law, rule or regulations, whether relied upon for tax relief or otherwise, the latter shall prevail, and the Board in its sole discretion shall determine the necessary changes to be made to the Plan and its determination regarding this matter shall be final and binding.

1.3.	In the event the Company’s shares and/or Tokens should be registered for trading on the Gibraltar Stock Exchange (GSX Limited) or on any other stock exchange, whether in Gibraltar or abroad, including without limitation on the Tel Aviv Stock Exchange (TASE), Toronto Stock Exchange (TSX) or on NASDAQ, the Awards allotted in accordance with the Plan may be made conditional to any requirement or instruction of the stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time. In such case, by means of a Board resolution, the Plan and any agreements prepared pursuant hereto, may be amended as necessary to meet such requirements. In the event of a contradiction between any such amendment and the Plan and/or any agreement’s provisions, the amendment shall prevail.

2.	ADMINISTRATION OF THE PLAN

2.1.	The Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any subsequent references herein to the Board shall also mean any such committee if appointed and, unless the powers of the committee have been specifically limited by law or otherwise, such committee shall have all of the powers of the Board granted herein. Subject to applicable law and without derogating from the generality of the foregoing, the Board shall have plenary authority to determine: (i) the terms and conditions (which need not be identical) of all grant of Awards (including, without limitation, the terms and conditions of the issuance of Shares or Tokens pursuant to the exercise thereof), including, without limitation, the purchase price of the Shares or Tokens covered by each Award, (ii) the method of payment of the exercise price (whether by cash, check, promissory note, consideration received by the Company by cashless exercise, or any combination of the foregoing), (iii) the individuals to whom, and the time or times at which, Awards shall be granted, (iv) the number of Shares or Tokens to be subject to each Award, (v) when an Award can be exercised and whether in whole or in installments, (vi) and to make any other elections with respect to the Plan pursuant to applicable law.

The Board shall have plenary authority to construe and interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, grantees and their estates and beneficiaries.

2.2.	Any directive or notice signed by a member of the Board authorized therefore by the Board shall constitute conclusive proof and authority for every act or decision of the Company.

2.3.	No director or officer of the Company shall be personally liable or obligated to any grantee as a result of any decision made and/or action taken with respect to the Plan or its interpretation or execution.

2.4.	Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Related Companies operate or have employees or other individuals eligible for Awards or to facilitate the offering and administration of the Plan in such other countries, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Related Companies shall be covered by the Plan; (ii) determine which individuals outside of Gibraltar are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to or held by individuals outside the of Gibraltar to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws; (iv) establish subplans and appendixes and modify exercise procedures and other terms and procedures, to the extent the Board determines such actions to be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share and Token limitations contained in Section 3 hereof and that Board approval will not be necessary for immaterial modifications to the Plan or any Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction; and (v) take any action, before or after an Award is made, that the Board determines to be necessary or advisable to obtain approval or comply or facilitate compliance with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the any applicable law.

3.	SHARES AND TOKENS SUBJECT TO THE PLAN

3.1.	The shares subject to the Plan shall be Ordinary Shares of the Company, par value GBP 0.001 each (the “Ordinary Shares” or “Shares”). The maximum number of shares that may be issued under the Plan is 1,288,882 Ordinary Shares. Such Shares may be in whole or in part, as the Board shall from time to time determine and subject to applicable law, authorized and un-issued Ordinary Shares or issued and fully paid Ordinary Shares which shall have been purchased by the trustee hereunder with funds provided by the Company or reacquired by the Company, subject to applicable law. If any Award granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, such Shares subject thereto shall again be available for the purposes of the Plan. Upon termination of the Plan, any such Shares which may remain un-issued and which are not subject to outstanding Awards shall cease to be reserved for the purposes of the Plan.

3.2.	The maximum number of Tokens that may be issued under the Plan is 17,373,438. If any Award granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, such Tokens subject thereto shall again be available for the purposes of the Plan. Upon termination of the Plan, any such Tokens which may remain un-issued and which are not subject to outstanding Awards shall cease to be reserved for the purposes of the Plan.

3.3.	At all times the Company shall reserve and keep available a sufficient number of Awards as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

4.	DESIGNATION OF PARTICIPANTS

4.1.	The persons eligible for participation in the Plan as grantees shall include any employee, director, service provider, consultant and/or advisors of the Company or any Related Company or any other person or entity so designated by the Board.

4.2.	The grant of an Award hereunder shall neither entitle the grantee to participate nor disqualify the grantee from participating in, any other grant of Awards pursuant to the Plan or any other plan of the Company or any Related Company.

4.3.	The Board may specify a minimum number of Shares and Tokens that may be purchased on any exercise of an Award, provided that such minimum number will not prevent any grantee from exercising the Award for the full number of Shares and Tokens for which it is then exercisable.

4.4.	Anything in the Plan to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with applicable law.

5.	EXERCISE PRICES

5.1.	The consideration to be paid by a grantee for each Share or Token purchased by exercising an Award (the “Exercise Price”) shall be as determined by the Board or set forth in the grantee’s Agreement, provided that the Exercise Price shall not be less than the nominal value of the Shares or Tokens (if applicable) subject to the Award.

5.2.	The Exercise Price shall be payable upon the exercise of the Award in a form satisfactory to the Board, including without limitation, by cash or check or any other method of payment all as shall be determined by the Board. The Board shall have the authority to postpone the date of payment on such terms as it may determine.

6.	EXCLUSIVITY OF THE PLAN

Unless otherwise determined by the Board in any particular instance or as part of the Agreement, each grantee hereunder will be required to declare and agree that all prior agreements, arrangements and/or understandings with respect to Shares or Tokens of the Company or Awards which have not actually been issued or granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

Notwithstanding the above, the adoption of this Plan, by itself, shall not be construed as amending, modifying or rescinding any incentive arrangement previously approved by the Board (if applicable) or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

7.	OPTION AWARDS

The Board may award options to purchase Shares or Tokens of the Company to any eligible grantee (“Options”). Each Option Award under this Plan shall be evidenced by a written agreement between the Company and the grantee (the “Option Agreement”), in such form as the Board shall from time to time approve. The Options shall be subject to all applicable terms of this Plan. The provisions of the various Option Agreements entered into under this Plan need not be identical. The Option Agreement shall comply with the provisions of the Plan and applicable law.

8.	TOKEN AWARDS

8.1.	The Board may award Tokens to any eligible grantee. Each Award of Tokens under this Plan shall be evidenced by a written agreement between the Company and the grantee (the “Token Purchase Agreement”), in such form as the Board shall from time to time approve. The Tokens purchased under a Token Purchase Agreement under this Plan shall be subject to all applicable terms of this Plan. The provisions of the various Token Purchase Agreements entered into under this Plan need not be identical. The Token Purchase Agreement shall comply with the provisions of the Plan and applicable law.

8.2.	Each Token Purchase Agreement shall state an amount of Exercise Price to be paid by the grantee, if any, in consideration for the issuance of the Tokens and the terms of payment thereof, which may include, payment in cash or by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Board.

8.3.	Tokens purchased under a Token Purchase Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such Tokens shall have vested (the period from the date on which the Award is granted until the date of vesting of such Token thereunder being referred to herein as the “Tokens’ Restricted Period”). The Board may also impose such additional or alternative restrictions and conditions on the restricted Tokens, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per Token, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Board or pursuant to the provisions of any Company policy required under mandatory provisions of applicable law. Restricted Tokens may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board. In determining the Tokens’ Restricted Period of an Award, the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded restricted Tokens on successive anniversaries of the date of such Award.

8.4.	Subject to such exceptions as may be determined by the Board, if the grantee’s continuous employment or engagement with the Company or with any Related Company thereof shall terminate for any reason prior to the expiration of the Tokens’ Restricted Period of an Award or prior to the timely payment in full of the Exercise Price of any restricted Tokens, any Tokens remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited, transferred to, and redeemed, repurchased or cancelled by, as the case may be, subject to applicable laws and the grantee shall have no further rights with respect to such restricted Tokens.

8.5.	During the Token’s Restricted Period the grantee shall possess all incidents of ownership of such restricted Tokens. All securities, if any, received by a grantee with respect to restricted Tokens as a result of any adjustment or other similar transaction shall be subject to the restrictions applicable to the original Award.

9.	RESTRICTED SHARES

9.1.	The Board may award restricted Shares to any eligible grantee. Each Award of restricted Shares under this Plan shall be evidenced by a written agreement between the Company and the grantee (the “Restricted Share Agreement”), in such form as the Board shall from time to time approve. The restricted Shares shall be subject to all applicable terms of this Plan. The provisions of the various Restricted Shares Agreements entered into under this Plan need not be identical. The Restricted Share Agreement shall comply with the provisions of the Plan and applicable law.

9.2.	Each Restricted Share Agreement shall state an amount of Purchase Price to be paid by the grantee, if any, in consideration for the issuance of the restricted Shares and the terms of payment thereof, which may include, payment in cash or by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Board.

9.3.	Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such restricted Shares shall have vested (the period from the date on which the Award is granted until the date of vesting of the restricted Share thereunder being referred to herein as the “Shares’ Restricted Period”. Each of the Shares’ Restricted Period and the Tokens’ Restricted Period shall be referred to herein, as applicable, as the “Restricted Period”). The Board may also impose such additional or alternative restrictions and conditions on the restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per Share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Board or pursuant to the provisions of any Company policy required under mandatory provisions of applicable law. Certificates for Shares issued pursuant to restricted Share award shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such Shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board. In determining the Restricted Period of an Award, the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded restricted Shares on successive anniversaries of the date of such Award.

9.4.	Subject to such exceptions as may be determined by the Board, if the grantee’s continuous employment or engagement with the Company or with any Related Company thereof shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the timely payment in full of the Exercise Price of any restricted Shares, any Shares remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited, transferred to, and redeemed, repurchased or cancelled by, as the case may be, subject to applicable laws and the grantee shall have no further rights with respect to such restricted Shares.

9.5.	During the Restricted Period the grantee shall possess all incidents of ownership of such restricted Shares, subject to Section 16.2 below and Section 9.3 above, including the right to vote and receive dividends with respect to such Shares. All securities, if any, received by a grantee with respect to restricted Shares as a result of any stock split, stock dividend, combination of Shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.	RESTRICTED SHARE UNITS

10.1.	An RSU is an Award covering a number of Shares that is settled, if vested and (if applicable) exercised, by issuance of those Shares. An RSU may be awarded to any eligible grantee, subject and in accordance with applicable laws. The Award Agreement relating to the grant of RSUs under this Plan (the “RSU Agreement”), shall be in such form as the Board shall from time to time approve. The RSUs shall be subject to all applicable terms of this Plan. The provisions of the various RSU Agreements entered into under this Plan need not be identical. RSUs may be granted in consideration of a reduction in the grantee’s other compensation.

10.2.	No payment of Exercise Price shall be required as consideration for RSUs, unless included in the Award Agreement or as required by applicable law.

10.3.	The grantee shall not possess or own any ownership rights in the Shares underlying the RSUs and no rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the grantee.

10.4.	Settlement of vested RSUs shall be made in the form of Shares. The number of Shares underlying such RSUs shall be subject to adjustment pursuant hereto until the grant of RSUs is settled.

11.	OTHER AWARDS

11.1.	The Board may grant other Awards under this Plan pursuant to which Shares, Tokens, cash (in settlement of Share-based Awards or Token-based Awards) or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value.

11.2.	Such other Share-based Awards or Token-based Awards as set forth above may be granted alone, in addition to, or in tandem with any Award of any type granted under this Plan.

12.	GRANT OF THE AWARDS; TRUSTEE.

12.1.	Shares and Tokens issued upon exercise of an Award shall be issued to the grantee or to the Trustee (as such term is defined below), if applicable, in the name of the grantee and/or on his behalf, subject to the sole discretion of the Board.

12.2.	The Board may appoint a Trustee for the purpose of this Plan (the “Trustee”). For as long as any Shares or Tokens are held by a Trustee, for whatever reason, or registered in its name or for as long as the certificates representing any shares or Tokens are held by the Trustee, on behalf of a grantee under this Plan, and without derogating from any provision of this Plan and subject to it, the Trustee alone shall be entitled to receive every notice to which a shareholder or a holder of Tokens is entitled, or to demand any information and any financial and/or other report to which a shareholder or a holder of Tokens is entitled from the Company, and only it or whomever shall be designated as a Proxy pursuant to Section 16.2 below, and attached as Appendix C hereto, shall be entitled to exercise every other right of the shareholders or of a holder of Tokens vis-a-vis the Company, including, without limitation, the right to participate and vote (or abstain) on all matters at all shareholders’ meetings (whether ordinary or extraordinary) and the right to sign any resolution in writing in the name of the shareholders, if and when applicable.

12.2.1.	The Trustee shall have all the powers provided by law, the trust agreement with the Company and the Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time. The Board shall be entitled to replace the Trustee and/or to nominate another person to serve as a Trustee in lieu of the existing Trustee at its sole discretion, subject to applicable law, and that the new Trustee shall have the same powers and authority which this Plan grants the Trustee.

12.2.2.	Without derogating from the provisions of this Section and unless otherwise determined by the Board generally or in any particular instance, the Shares or Tokens issued with respect to any Awards granted hereunder and all rights deriving from or in connection therewith including, without limitation, any bonus Shares (including stock dividend) issued in connection therewith, that will be held by the Trustee and registered in its name, will continue to be held by the Trustee.

12.3.	Unless otherwise determined by the Board, Awards granted hereunder shall not confer upon the grantee any of the rights of a shareholder or a holder of Tokens of the Company, for as long as they have not been exercised and, once exercised, for as long as the Shares or Tokens have not been issued, transferred and registered in the grantee’s name in the Company’s shareholder register or in accordance with Company’s Token registration policy in effect at such time.

12.4.	Subject to the provisions of the Articles of Association of the Company, as amended from time to time (the “Articles”) and applicable laws, Shares registered in the Trustee’s name shall be represented at all meetings of shareholders of the Company and shall be voted in the same manner as the votes of the majority of shareholders of the Company present and voting at the applicable meeting.

13.	AWARD OR SHARE PURCHASE AGREEMENT; AWARD OR TOKEN PURCHASE AGREEMENT; TERMINATION OF ENGAGEMENT

Unless otherwise determined by the Board, every grantee shall be required to sign an Award or Share purchase agreement or Token purchase agreement or other document as shall be determined by the Board, in the form approved by the Board from time to time (the “Agreement”).

The Agreement need not be identical with respect to each grantee. The following terms, however, shall apply to all Awards, and, mutatis mutandis, Shares, Tokens, unless otherwise determined by the Board or set forth in the grantee’s Agreement:

13.1.	The Exercise Price shall be paid by the grantee to the Company no later than the date of exercise of the Award. A Purchase Price with respect to Restricted Shares or Restricted Tokens shall be payable within ninety (90) days after the grant thereof.

13.2.	The grantee, whether as a holder of an Award, or following the exercise of an Award, as a shareholder of the Company, and whether the Shares issued to the grantee are registered in his name or otherwise, shall have no right of first refusal to purchase Shares of the Company which may be offered for sale by shareholders of the Company, and shall have no pre-emptive rights to purchase Shares which are being allotted or shall in the future be allotted by the Company, to the extent any such rights otherwise exist.

13.3.	The Award and/or the right to the Award and/or to the Shares or Tokens are personal and except insofar as is specified in this Plan, and, may not be transferred, assigned, pledged, withheld, attached or otherwise charged either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance or as otherwise determined by the Board, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. Tokens may also be subject to lock-up restrictions if so determined by the Board or required under any applicable law. During the lifetime of the grantee the Award may only be exercised by the designated grantee or, if granted to the Trustee, by the Trustee on behalf of the designated grantee. A note as to the provisions of this sub-section or a legend may appear on any document which grants the Award and in particular in the Agreement, and also on any Share or Token certificate.

13.4.	The right to exercise the Award may be subject to a vesting schedule, and may be further subject to any performance goals and measurements as may be determined by the Board. Vesting shall be in installments, gradually over a period of 4 (four) years from the date of grant of the Award or such other period or periods as determined by the Board. Unless otherwise determined, at the conclusion of each period for the exercise of the Award as determined in the Agreement (“Vesting Periods”), the Award may, from time to time, be exercised in relation to all the Shares or Tokens allocated for that period in such manner that upon the first anniversary of the grant of the Award the Trustee shall, in the absence of a contrary determination in the Agreement, be entitled to exercise on behalf of the grantee and at his request 1/4 (quarter) of the Awards and additional 1/16 at the end of each subsequent quarter over the course of the following three (3) years, provided that, unless otherwise determined by the Board or set forth in the respective Agreement, upon each of such vesting dates the grantee continues to be employed by, or provide services to, or serve as a director or officer of the Company or a Related Company on a continual basis from the date of the grant thereof.

In addition, during each of the Vesting Periods, the Award may be exercised in relation to all or part of the Shares or Tokens allocated for any previous Vesting Period in which the Award was not fully exercised, provided that at the time of the exercise of the Award the grantee has continued to be employed by, or provide services to or serve as a director or officer of the Company or a Related Company on a continual basis from the date of the grant thereof and until the date of their exercise. After the end of the Vesting Periods and during the balance of the Award period, the Award may be exercised, from time to time, in relation to all or part of the Shares or Tokens which have not at that time been exercised and which remain subject to the Award hereof and to any condition in the Agreement, including, without limitation, with respect to a minimum number of Shares or Tokens with respect to which the Award may be exercised and any provision which determines the number of times that the Trustee may send the Company notice of exercise on behalf of the grantee in respect of the Award. Without derogating from any discretionary authority granted to the Board under the Plan, the Board shall be entitled at any time to shorten the vesting schedule or any Vesting Period.

13.5.	Restricted Period in Connection with Restricted Shares or Restricted Tokens.

The term “Restricted Period” with respect to Restricted Shares or Restricted Tokens (after which restrictions shall lapse) means a period starting on the Date of Issuance of such shares or tokens to the Recipient and ending on such date not less than three (3) years after the Date of Issuance unless otherwise determined by the Board.

The restrictions to which restricted Shares or restricted Tokens shall be subject are:

(i) If a Recipient's employment is terminated for any reason, including such Recipient's death or disability, at any time before the Restricted Period ends, the Company shall so notify the Trustee (as applicable). Such termination shall be deemed an offer to the Company as described in Section 13.5(i) as to:

(a) All such Shares or Tokens issued to such Recipient, if such termination occurs within one year from the Date of Issuance:

(b) 2/3 of the total number of such Shares or Tokens originally issued to such Recipient, if such termination occurs more than one year after the Date of Issuance but prior to two years after that date; and

(c) 1/3 of the total number of such Shares or Tokens originally issued to such Recipient, if the termination occurs on or after two years after the Date of Issuance but prior to the end of the Restricted Period.

(in the event that the Board shall determine a Restricted Period that is different than 3 years then the provisions of Subsections (i)(a)-(c) above shall apply, mutatis mutandis)

(ii) Lapse of Restricted Period. The restriction set forth in Section 13.5 hereof, with respect to the Shares or Tokens to which such Restricted Period was applicable, will lapse, as to such Shares or Tokens in accordance with the time(s) and number(s) of Shares or Tokens as to which the Restricted Period expires, as described in Section 13.5(ii).

(iii) Acceleration of the Restricted Period. In addition to the acceleration of award described in Section 14 below, the Restricted Period expiration date shall be accelerated to the date of termination of employment, in the event that the Recipient ceases to serve as an employer, officer or director of the Company or a Related Company (as the case may be) by reason of death or disability (as determined by the Board in its absolute discretion).

13.6.	Termination of Engagement

13.6.1.	Unless otherwise determined by the Board and/or set forth in grantee’s Agreement, if the engagement of a grantee is terminated or if he ceases to serve as an officer or director of the Company or a Related Company (as the case may be) prior to the complete exercise of an Award, (a) by reason of death or disability (as determined by the Board in its absolute discretion), the Award shall remain exercisable for a period of one (1) year following such termination (but only to the extent exercisable at termination of engagement or appointment, as the case may be, and not beyond the scheduled expiration date); (b) by reason of retirement, pursuant to applicable law with the approval of the Board, the Award shall remain exercisable for a period of one hundred and eighty (180) days following such termination (but only to the extent exercisable at termination of engagement or appointment, as the case may be, and not beyond the scheduled expiration date); and (c) for any other reason other than for Cause, the Award shall remain exercisable for a period of ninety (90) days following the earlier of such termination or notice of termination (but only to the extent exercisable at the earlier of termination or notice of termination of engagement or appointment, as the case may be, and not beyond the scheduled expiration date); or (d) for Cause (as such term is defined below), as shall be determined by the Board, all Awards held by or on behalf of such grantee shall immediately expire upon the earlier of such termination or notice of termination.

For purposes hereof, the term “Cause” shall mean any of (i) a material breach by the grantee of the grantee’s obligations under any agreement with the Company or any Related Company; (ii) the commission by the grantee of an act of fraud or embezzlement against the Company or any Related Company or the willful taking of action injurious to the business or prospects of the Company or any Related Company; (iii) the conviction of the grantee of a felony; and (iv) the grantee’s involvement in an act or omission which constitutes breach of trust between the grantee and the Company or any Related Company.

The Board may determine whether any given leave of absence constitutes a termination of employment engagement or appointment, as applicable. Awards awarded under this Plan shall not be affected by any change of employment or engagement, as applicable, so long as the grantee continues to be an employee, director, officer, service provider, consultant and/or advisor of the Company or a Related Company (as the case may be).

13.6.2.	Notwithstanding the foregoing, the Board may, in its absolute discretion but subject to Section 15.1, extend the period of exercise of an Award by a grantee or grantees for such time as it shall determine either with or without conditions.

13.7.	Agreement to Significant Event.

As a condition to the receipt of an Award under this Plan, a grantee will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Significant Event (as such term defined under this Plan) involving the Company.

14.	ACCELERATION OF AN AWARD

Unless otherwise determined by the Board or set forth in the grantee’s Agreement:

14.1.	Immediately prior to (a) the consummation of a Significant Event (as defined below) or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Company, then, notwithstanding anything to the contrary, Vesting Periods or Restricted Period in any Agreement or in this Plan, and unless in each case the applicable Agreement provides otherwise, the Board may, but shall not be obligated to, determine that a certain portion of the outstanding Awards held by or for the benefit of any grantee and which have not yet vested shall be accelerated and become immediately vested and exercisable or, in the case of Restricted Period, the expiration date of such Restricted Period shall be accelerated.

14.2.	Each of the following shall be a “Significant Event”, (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a transaction in which the holders of Ordinary Shares (on an as converted basis) immediately prior thereto have the same, or substantially similar, proportionate ownership of Shares (on an as converted basis) of the surviving corporation immediately after the transaction and a transaction in which the holders of Ordinary Shares (on an as converted basis) immediately prior thereto own a majority of the voting power of the surviving corporation; or (b) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or all or substantially all of the outstanding and issued Shares of the Company.

15.	TERM OF AWARDS; EXERCISE

15.1.	The term of each Award shall be for such period as the Board shall determine, but not more than fifteen (15) years from the date of grant thereof or such shorter period as is prescribed in Section 13.5 hereof.

15.2.	Unless otherwise determined by the Board, in the event of: (i) the proposed liquidation or dissolution of the Company; or (ii) a Significant Event; then (A) all outstanding Awards held by or for the benefit of any grantee and which have vested as of such time (including, without limitation, any Awards accelerated pursuant to Section 14 above) but have not been exercised, will terminate and expire immediately prior to the consummation or closing of such proposed action, transaction or event, and (B) all outstanding Awards which are not vested as of such time will terminate and expire immediately prior to the consummation or closing of such proposed action, transaction or event. Without derogating from any other right or authority of the Board hereunder, the Board may, in connection with any proposed liquidation or dissolution, or in connection with any Significant Event as aforesaid, determine any other date and time upon which any outstanding Award will terminate and expire.

15.3.	A grantee who desires to exercise an Award granted to him or her, shall so notify the Company in writing in the form annexed hereto as Appendix A1 or 2 (as applicable) or in such other form as shall be approved by the Board from time to time. As a condition for the exercise of the Award, the grantee shall pay or otherwise make arrangements, to the Company’s satisfaction for the payment of the tax and other obligatory payments applicable to her or him (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company, the Company shall allot the Shares or Tokens in the name of the grantee. Grantees who exercise Token Awards may also be required to execute, upon exercise of the Award, Token purchase agreements or lock-up agreements in the form that shall be approved by the Board if so resolved by the Board or required under any applicable law.

15.4.	If applicable, a grantee who desires that the Trustee exercise an Option granted to the Trustee on his or her behalf shall so instruct the Company and the Trustee in writing in the form annexed hereto as Appendix B or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by payment of the full Option Exercise Price of such shares or Tokens as provided in the Agreement. As a condition for the exercise of the Award, the grantee shall pay or otherwise make arrangements, to the Company and the Trustee satisfaction for the payment of the tax and other obligatory payments applicable to her or him (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Company shall allot the shares or Tokens in the name of the Trustee for the benefit of the grantee.

15.5.	In lieu of exercising an Award for cash, to the extent permissible under the respective Award agreement and not prohibited under any applicable law or regulation, the grantee may elect to exercise the Award on a net issuance basis, such that the Company will issue such number of Shares or Tokens calculated as follows:

X =	Y(A - B)
A

Where (with respect to Shares or Tokens, as applicable):

X = The number of Shares or Tokens to be issued to the grantee;

Y = The number of Shares or Tokens which would otherwise have been purchasable upon exercise of the Award (as adjusted to the date of such calculation);

A = The Fair Market Value of one (1) Share or Token ;

B = The Exercise Price.

Such net exercise will reduce the number of Ordinary Shares or Tokens subject to an Award which will not be exercisable thereafter and the number of Ordinary Shares or Tokens to be reduced shall be comprised of the following: (i) Shares or Tokens issuable upon exercise are used to pay the exercise price pursuant to the Net Exercise, (ii) Shares or Tokens are delivered to the grantee as a result of such exercise, and (iii) Shares or Tokens are withheld to satisfy tax withholding obligations.

For purposes of the Plan, the “Fair Market Value” of the Ordinary Shares or Tokens shall mean, as of a particular date: (i) if the Shares or Tokens are listed on any securities exchange, the average closing sales price per Share or Tokens on the securities exchange on which the Shares or Tokens are principally traded over the thirty (30) trading day period preceding the subject date; (ii) if the Shares or Tokens are then quoted in an over-the-counter market, the average of the closing bid and asked prices for the Shares in that over-the-counter market during the thirty (30) trading day period preceding the subject date; (iii) if the Shares or Tokens are not then listed on a securities exchange or quoted in an over-the-counter market, such value as the Board, in its sole discretion, shall determine in good faith, with full authority to determine the method for making such determination and which determination shall be conclusive and binding on all parties, and shall be made after such consultations with outside legal, accounting and other experts as the Board may deem advisable. The Board shall maintain a written record of its method of determining such value. If the Shares or Tokens are listed or quoted on more than one established stock exchange or over-the-counter market, the Board shall determine the principal exchange or market and utilize the price of the Shares or Tokens on that exchange or market (determined as per the method described in clauses (i) or (ii) above, as applicable) for the purpose of determining Fair Market Value

15.6.	Without limiting the foregoing, the Board may, with the consent of the grantee, from time to time cancel all or any portion of any Award then subject to exercise, and the Company’s obligation in respect of such Award may be discharged by: (i) payment to the grantee or to the Trustee on behalf of the grantee, if applicable, of an amount in cash equal to the excess, if any, of the Fair Market Value of the relevant Shares or Tokens at the date of such cancellation subject to the portion of the Award so canceled over the aggregate Exercise Price of such Shares or Tokens; (ii) the issuance or transfer to the grantee or to the Trustee on behalf of the grantee, if applicable, of Shares or Tokens of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or (iii) a combination of cash and Shares or Tokens with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

16.	ADDITIONAL DOCUMENTS

16.1.	Whether the Award or Shares or Tokens are granted or issued in the name of the grantee, the Trustee, or otherwise, the Company shall have the right to demand from the grantee at any time that the same shall provide, and the grantee shall provide, any certificate, declaration or other document which the Company and/or the Trustee, if applicable, shall consider to be necessary or desirable pursuant to any law, whether local or foreign, including any undertaking on the part of the grantee not to sell his Shares or Tokens during any period which shall be required by an underwriter or investment bank or advisor of the Company for the purpose of any Share or Token issue whether private or public and including any certificate or agreement which the Company shall require, if any, from the grantees or any certificate, declaration or other document the obtaining of which shall be deemed by the Board and/or the Trustee, if applicable, to be appropriate or necessary for the purpose of raising capital for the Company, of merging the Company with another company (whether the Company is the surviving entity or not), or of reorganization of the Company, including, in the event of a consolidation or merger of the Company or any sale, lease, exchange or other transfer of all or substantially all of the assets or Shares or Tokens of the Company the sale or exchange, as the case may be, of any Shares the grantee (or the Trustee on his behalf, if applicable) may have purchased hereunder all as shall be deemed necessary or desirable by the Board and/or the Trustee, if applicable.

16.2.	Without derogating from the generality of the aforesaid and in order to guarantee the aforesaid, and because the rights of the Company and the other shareholders are dependent thereon, the grantee shall, upon signing the Agreement and as a condition to the grant of any Awards hereunder, execute the Proxy and Power of Attorney attached hereto as Appendix C, or in such other form as shall be approved by the Board, irrevocably empowering the Proxy (i) to sign any document and take any action in his name as aforesaid; (ii) that any Share or Token issued upon exercise of an Award (and any other securities of the Company issued with respect thereto) shall be voted by the Proxy; and (iii) to provide for the power of such designated person(s) to act, instead of the grantee and on its behalf, with respect to any and all aspects of the grantee’s shareholdings in the Company. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any costs and expenses (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the prior written approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy, unless arising out of such person’s gross negligence, fraud or malice, all to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification such person(s) may have as a director, shareholder or otherwise under the Company’s Articles, any agreement, insurance policy or otherwise. The Proxy shall be voted in accordance with the provisions of Section 12.4 above. The grantee shall have no complaint or claim against the Proxy in respect of any such signature or action. The grantee will authenticate his signature in the presence of a notary if he shall be asked to do so by the Company, in order to give full validity to the power of attorney.

17.	TAXATION

17.1.	General

Subject to applicable law, the grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities (in any applicable jurisdiction worldwide) and for every obligatory payment of whatever source in respect of the Awards, the Shares or Tokens (including, without limitation, upon the grant of Awards, the exercise of the Awards, the sale of the Shares or Tokens or the registration of the Shares or Tokens in the grantee’s name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Related Company and/or to the Trustee, if applicable, in connection with the Plan, the Awards and/or the Shares or Tokens, or any act or omission of the grantee or the Company in connection therewith or pursuant to any determination of the applicable tax or other authorities.

17.2.	Withholding at Source

The Company (including any Related Company) shall have the right to withhold or require the grantee to pay an amount in cash or to retain or sell without notice Ordinary Shares or Tokens in value sufficient to cover any tax or obligatory payment required by a governmental entity administrative authority to be withheld or otherwise deducted and paid with respect to the Awards or the Shares or Tokens subject thereto (including, without limitation, upon their grant, exercise or sale or the registration of the Ordinary Shares or Tokens in the grantee’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax.

17.3.	Certificate of Authorization of Assessing Officer

The Company (including any Related Company) or the Trustee, if applicable, shall at any time be entitled to apply to the assessing officer, and in the case of a grantee abroad, to any foreign tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company or any Related Company or the grantee or the Trustee, if applicable, is to pay to the tax authorities resulting from granting the Awards or allotting the Shares or Tokens, or regarding any other question with respect to the application of the Plan.

17.4.	No Obligation to Notify or Minimize Taxes; No Liability to Claims.

Except as required by applicable law the Company has no duty or obligation to any grantee to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each grantee (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Related Companies (and their respective officers, directors, employees) related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such grantee was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.

17.5.	Withholding Indemnification

As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Related Companies withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Related Companies, each grantee agrees to indemnify and hold the Company and/or its Related Companies harmless from any failure by the Company and/or its Related Companies to withhold the proper amount.

18.	DIVIDENDS AND DISTRIBUTION OF FUNDS

18.1.	The Ordinary Shares issued as a result of the exercise of the Awards shall participate equally with the Company’s other Ordinary Shares in every dividend which shall be declared and distributed subject to the following provisions:

18.1.1.	A cash dividend shall be distributed only to persons registered in the register of shareholders as shareholders on the record date fixed for the distribution of the dividend.

18.1.2.	If applicable, A dividend with regard to Shares which are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee shall transfer the dividend to the grantee in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the grantee subject to the deduction of the applicable tax.

18.1.3.	Without derogating from the provisions of Section 17.2 hereof, the Company or the Trustee, if applicable, shall be entitled to set off and deduct at source from any dividend any sum that the grantee owes to the Company (including any Related Company) or the Trustee, if applicable, whether under the Plan or otherwise, and/or any sum that the grantee owes to the tax or other authorities.

18.2.	The Tokens issued as a result of the exercise of the Awards or grant of Restricted Tokens shall participate equally with the other Tokens in every distribution which shall be declared and distributed to all Token holders subject to the following provisions:

18.2.1.	A cash distribution shall be distributed only to persons registered by the Company as a Token holder in accordance with the terms and conditions that apply to such distribution as set forth in the Prospectus.

18.2.2.	If applicable, A distribution with regard to Tokens which are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a distribution or at a higher rate. The Trustee shall transfer the distribution funds to the grantee in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the distribution funds directly to the grantee subject to the deduction of the applicable tax.

18.2.3.	Without derogating from the provisions of Section 17.2 hereof, the Company or the Trustee, if applicable, shall be entitled to set off and deduct at source from any distribution any sum that the grantee owes to the Company (including any Related Company) or the Trustee, if applicable, whether under the Plan or otherwise, and/or any sum that the grantee owes to the tax or other authorities.

19.	RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER OR OTHER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO ENGAGE

19.1.	Other than with respect to social security payments if required to be made by the Company or a Related Company as a result of its choice of the tax treatment of the Awards (if applicable), no income or gain which shall be credited to or which purports to be credited to the grantee as a result of the Plan, shall in any manner be taken into account in the calculation of the basis of the grantee’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship between the parties or any other engagement by the Company of the grantee. If, pursuant to any law, the Company or any Related Company shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the grantee, the grantee shall indemnify the Company or any Related Company, against any expense caused to it in this regard.

19.2.	Nothing in the Plan shall be interpreted as obliging the Company or any Related Company to employ or otherwise engage the grantee and nothing in the Plan or any Award granted pursuant thereto shall confer upon any grantee any right to continue in the employment (or other engagement or appointment, as applicable) of the Company or any Related Company or restrict the right of the Company or any Related Company to terminate such employment (or other engagement or appointment, as applicable) at any time. The grantee shall have no claim whatsoever against the Company or any Related Company as a result of the termination of his or her employment (or other engagement or appointment, as applicable), including, without limitation, any claim that such termination causes any Awards to expire or otherwise terminate and/or prevents the grantee from exercising the Awards and/or from receiving or retaining any Shares or Tokens pursuant to any agreement between him and the Company, or results in any loss due to an early imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

20.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Notwithstanding any other provisions of the Plan, the Board shall take such actions, if any, as it deems appropriate for the adjustment of the number and class of shares or Tokens subject to each unexercised or unvested Award and in the Award prices in the event of an IPO, changes in the outstanding share capital of the Company by reason of any stock dividend (bonus Shares), stock split, recapitalization, combination, exchange of Shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization. Upon the occurrence of any such event, the Board may make any adjustments it deems appropriate, including in the aggregate number of shares or Tokens and class of shares available under the Plan, and the Board’s determination in this regard shall be conclusive.

For the purpose of this Plan, “IPO” shall mean: initial public offering of the Company’s Shares, pursuant to an effective registration statement, prospectus or similar document in any jurisdiction worldwide.

21.	TERM, TERMINATION AND AMENDMENT

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Award shall be granted after, the fifteenth (15th) anniversary of the date the Plan is adopted by the Board. The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable. Awards granted prior to termination of the Plan may, subject to the terms of the Plan and any Agreement, be exercised thereafter. Unless otherwise provided for herein or in the Agreement, any amendment or modification of the Plan shall be deemed included in the Plan with respect to Awards granted or Shares or Tokens issued hereunder from time to time, provided, that, except as otherwise provided for herein, no amendment or modification of the Plan may, without the consent of the grantee to whom any Award shall theretofore have been granted, adversely affect the rights of such grantee under such Award.

22.	EFFECTIVENESS OF THE PLAN

The Plan shall become effective as of the date determined by the Board.

23.	RELEASE OF THE TRUSTEE, THE ATTORNEY AND THE PROXY FROM LIABILITY AND INDEMNIFICATION

In no event shall the Trustee, if applicable, or Company’s legal counsel (the “Attorney”), or the Proxy be liable to the Company and/or any grantee under the Plan and/or any third party (including without prejudice to the generality of the foregoing, to the income tax authorities and any other governmental or administrative authority), or to a purchaser of Shares or Tokens from any grantee with respect to any act or omission which has been or will be carried out in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the grantee will be required to covenant upon signing the Agreement that he will not, make any claim against the Trustee, if applicable, or the Attorney, or the Proxy in any manner whatsoever and on any ground whatsoever and they expressly agree that if the Trustee, if applicable, or the Attorney or the Proxy are sued by them, then the Trustee, if applicable, or the Attorney or the Proxy shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs. The Company covenants and agrees that if an action is commenced by any third party against the Trustee, if applicable, or the Attorney or the Proxy they shall be entitled, without any objection on the Company’s part to join the Company as a third party to any action and a judgment against them will be paid by the Company.

The Company covenants and the grantee will be required to covenant to indemnify the Trustee, if applicable, and/or the Attorney and/or the Proxy against any liability in relation to any claim and/or demand made against the Trustee and/or the Attorney and/or the Proxy by any person whatsoever, including the tax authorities, in relation to their acts or omissions in connection with the Plan.

24.	MISCELLANEOUS

24.1.	Plan Language. The official language of the Plan shall be English. To the extent that the Plan or any Agreement are translated from English into another language, the English version of the Plan and Agreements will always govern, in the event that there are inconsistencies or ambiguities which may arise due to such translation.

24.2.	Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any grantee will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the grantee. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares or Tokens) that are inconsistent with those in the Agreement or related grant documents as a result of a clerical error in the Agreement or related grant documents, the corporate records will control and the grantee will have no legally binding right to the incorrect term in the Agreement or related grant documents.

24.3.	Applicable Currency. The Agreement shall specify the currency applicable to such Award. The Board may determine, in its sole discretion, that an Award denominated in one currency may be paid in any other currency based on the prevailing exchange rate as the Board deems appropriate. A grantee may be required to provide evidence that any currency used to pay the exercise price or purchase price of any Award was acquired and taken out of the jurisdiction in which the grantee resides in accordance with applicable laws, including foreign exchange control laws and regulations.

24.4.	Change in Time Commitment. In the event a grantee’s regular level of time commitment in the performance of his or her services for the Company and any Related Company is reduced (for example, and without limitation, if the grantee is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence) after the date of grant of any Award to the grantee, the Board may determine, to the extent permitted by applicable law, to make a corresponding reduction in the number of shares or Tokens or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment. In the event of any such reduction, the grantee will have no right with respect to any portion of the Award that is so reduced or extended.

25.	SEVERABILITY

If all or any part of the Plan or any Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

26.	GOVERNING LAW

The Plan and all instruments issued thereunder shall be governed by and construed in accordance with the laws of Gibraltar unless if otherwise determined by any Appendix to the Plan.

INX limited

APPENDIX A1

to INX Limited Share and Token Ownership and Award Plan (2021)

(Section 15.3)

NOTICE OF EXERCISE

To:

INX Limited

1.23 World Trade Center, Bayside Road

Gibraltar J1 GX111aa

Attention: CEO of the Company

1.	Exercise of Option. Effective as of today, I, _______________, the undersigned (“Grantee”) hereby elects to exercise Grantee’s option to purchase _________ Shares under and pursuant to the INX Limited Share and Token Ownership Plan and Award Plan (2021) (the “Plan”) and the Agreement dated __________ (the “Agreement”).

2.	Delivery of Payment. Grantee herewith delivers to the Company the full Exercise Price for the Shares, as set forth in the Agreement and the payment of the aggregate withholding or other taxes in connection with such exercise.

3.	Rights as Shareholder. Subject to the further provisions of the Agreement and of the Plan and until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a shareholder shall exist with respect to the optioned Shares, notwithstanding the exercise of the Award. The Shares shall be issued to Grantee as soon as practicable after the Award is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Plan.

4.	Tax Consultation. Grantee understands that he/she may suffer adverse tax consequences as a result of Grantee’s Exercise or disposition of the Shares. Grantee represents that he/she has consulted with tax consultants that Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company or any Related Company or their respective Employees or Directors or Consultants thereof for any tax advice.

Submitted by:	Accepted by:

[___________]	INX LIMITED

Signature	By

Print Name	Title

Address:	Address: 1.23 World Trade Center, Bayside Road Gibraltar J1 GX111aa

Date Received: ____________________

INX limited

APPENDIX A2

to INX Limited Share and Token Ownership and Award Plan (2021)

(Section 15.3)

NOTICE OF EXERCISE

To:

INX Limited

1.23 World Trade Center, Bayside Road

Gibraltar J1 GX111aa

Attention: CEO of the Company

1.	Exercise of Option. Effective as of today, I, _______________, the undersigned (“Grantee”) hereby elects to exercise Grantee’s option to purchase _________ Tokens under and pursuant to the INX Limited Share and Token Ownership Plan and Award Plan (2021) (the “Plan”) and the Agreement dated __________ (the “Agreement”).

2.	Delivery of Payment. Grantee herewith delivers to the Company the full Exercise Price for the Tokens, as set forth in the Agreement and the payment of the aggregate withholding or other taxes in connection with such exercise.

3.	Rights as holder of Tokens. Subject to the further provisions of the Agreement and of the Plan and until the issuance of the Tokens (in accordance with Company’s Token registration policy in effect at such time), no right to receive distribution of funds or any other rights as a holder of Tokens shall exist with respect to the optioned Tokens, notwithstanding the exercise of the Award. The Tokens shall be issued to Grantee as soon as practicable after the Award is exercised. No adjustment shall be made for a distribution of funds or other right for which the record date is prior to the date of issuance except as provided in the Plan.

4.	Tax Consultation. Grantee understands that he/she may suffer adverse tax consequences as a result of Grantee’s Exercise or disposition of the Tokens. Grantee represents that he/she has consulted with tax consultants that Grantee deems advisable in connection with the purchase or disposition of the Tokens and that Grantee is not relying on the Company or any Related Company or their respective Employees or Directors or Consultants thereof for any tax advice.

Submitted by:	Accepted by:

[___________]	INX LIMITED

Signature	By

Print Name	Title

Address:	Address: 1.23 World Trade Center, Bayside Road Gibraltar J1 GX111aa

Date Received: ____________________

INX limited

APPENDIX B

to INX Limited Share and Token Ownership and Award Plan (2021)

(Section 15.4)

NOTICE OF EXERCISE

Date: ______________

To:

INX Limited (the “Company”)

With a copy to:

The Trustee (the “Trustee”) under the INX Limited Share and Token Ownership and Award Plan (2021) (the “Plan”)

Dear Sirs,

Re: Notice of Exercise

I hereby wish to inform you that it is my desire that of the Award which was granted to you on ________ to acquire ______ (________) Ordinary Shares/ Tokens of INX Limited (the “Company”) on my behalf, you exercise and acquire on my behalf ______ (________) of the Ordinary Shares/ Tokens subject to the said Award at a price of USD/GBP ____ per Share/ Token, all in accordance with the Plan.

Attached to this Notice is a check in the amount of USD/GBP ________ (USD/GBP ________), as payment for the abovementioned Shares/ Tokens.

I am aware that all the Shares/ Tokens shall be allotted to you, registered in your name and that you shall hold all Share/ Token certificates representing such Shares/ Tokens.

Likewise, I am aware of and agree to all other provisions of the Plan and applicable law.

Yours sincerely,

Signature

Name

INX Limited

APPENDIX C

to INX Limited Share and Tokens Ownership and Award Plan (2021)

(Section 16.2)

IRREVOCABLE PROXY AND POWER OF ATTORNEY

I, the undersigned, ____________, hereby appoint the Chairman of the Board of Directors (or any other officer designated by the Company from time to time for such purpose) of INX Limited (the “Proxy” and the “Company”, respectively) as my proxy to participate and vote (or abstain) for me and on my behalf on all matters at all meetings of shareholders (whether ordinary, extraordinary or otherwise) or at other meetings applicable to me, of the Company, on behalf of all the Shares and/or Tokens and/or Awards of the Company held by the Trustee on my behalf, if and when applicable, and, without derogating from the generality of the above, hereby authorize and grant a power of attorney to the Trustee under the Plan and to the Proxy as follows:

I hereby authorize and grant power of attorney to the Trustee under the Plan and to the Proxy for as long as any shares and/or Tokens and/or Awards which were allotted or granted on my behalf are held by the Trustee or registered in his / her name, or for as long as the certificates representing any shares and/or Tokens are held by the Trustee, to exercise every right, power and authority with respect to the shares and/or Tokens and/or Awards and to sign in my name and on my behalf any document (including any agreement, including a merger agreement of the Company or an agreement for the purchase or sale of assets or shares or Tokens (including the shares or Tokens of the Company held on my behalf) and any and all documentation accompanying any such agreements, such as, but not limited to, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the shares and/or Tokens and/or Awards or to the rights which they represent in the Company in as much as the Trustee under the Plan and/or Proxy shall deem it necessary or desirable to do so.

In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to Trustee under the Plan and the Proxy to sign any document as aforesaid and any affidavit or approval (such as any waiver of rights of first refusal and/or any preemptive rights or other participation rights, in as much as such rights shall exist pursuant to the Plan and the Company’s charter documents or shareholders’ agreements as shall be in effect from time to time) and/or to make and execute any undertaking in my name and on my behalf if Trustee under the Plan and/or the Proxy shall, at his / her sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities or Tokens of the Company, whether private or public (including lock-up arrangements and undertakings), for purposes of a merger of the Company with another entity, in any jurisdiction worldwide, whether the Company is the surviving entity or not, for purposes of any reorganization or recapitalization of the Company, for purposes of any purchase or sale of assets, Tokens or shares of the Company or for any other purpose.

The Shares shall be voted by the Proxy in the same manner as the votes of the majority of other shareholders of the Company present and voting at the applicable meeting.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This Proxy and Power of Attorney shall be irrevocable as the rights of the Company and the Company’s shareholders are dependent hereon. The expiration of this Power of Attorney shall in no manner effect the validity of any vote, document (as aforesaid), affidavit or approval which has been taken, signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

IN WITNESS WHEREOF, I have executed this Proxy and Power of Attorney on the __ day of ________, 20__.

Name:

U.S. APPENDIX

TO INX LIMITED SHARE AND TOKEN OWNERSHIP AND AWARD PLAN (2021)

1. GENERAL

1.1 This appendix (hereinafter: the “US Appendix”) shall apply only to grantees who are residents or citizens of the United States or those who are deemed to be residents or citizens of the United States for the payment of tax. The provisions specified hereunder shall form an integral part of the INX Limited Share and Token Ownership and Award Plan (2021) (hereinafter: the “Plan”), which applies to the issuance of options to purchase Shares and Tokens of INX Limited (hereinafter: the “Company”).

1.2 This US Appendix is to be read as a continuation of the Plan and only refers to Options granted to U.S. Grantees so that they comply with the requirements set by U.S. law in general and in particular with the provisions of Sections 421 through 424 of the Code. For the avoidance of doubt, this US Appendix does not add to or modify the Plan in respect of any other category of Grantees.

1.3 The Plan and this US Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this US Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to U.S. Grantees.

1.4 Any capitalized terms not specifically defined in this US Appendix shall be construed according to the interpretation given to them in the Plan. The Board shall have full and binding authority to construe and interpret the terms of this US Appendix, and any such determinations shall be final and binding on all parties.

2. DEFINITIONS

2.1 “Code” means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.2 “Employee(s)” means any individual who is an employee of the Company, a Parent or a Subsidiary.

2.3 “Fair Market Value” means, as of any date, the value of Stock/Token determined as follows: (i) if the Stock/Token is listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such Stock/Token as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately prior to such date during which a sale occurred, as reported in The Wall Street Journal or such other source as the Company deems reliable; (ii) if the Stock/Token is not traded on a stock exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported, as reported in The Wall Street Journal or such other source as the Company deems reliable; or (iii) in the absence of an established market for the Stock/Token, the Fair Market Value thereof shall be determined by the Company in its sole discretion.

2.4 “ISO” means an "incentive stock option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted U.S. federal tax statute, as amended from time to time.

2.5 “NQSO” or "Non-Qualified Stock Option” means an option that does not meet the requirements of, and is not governed by, the rules of Sections 421 through 424 of the Code.

2.6 “Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies (other than the Company), owns stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.7 “Services Provider” means director, supplier, advisor or consultant of the Company, a Parent or a Subsidiary. Provided, however, that a consultant or advisor must be an individual who is providing or will be providing bona fide services to the Company, with such services (1) not being in connection with the offer or sale of securities in a capital-raising transaction, and (2) not directly or indirectly promoting or maintaining a market for securities of the Company.

2.8 “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

2.9 “Ten Percent Shareholder” shall mean a person who owns shares possessing at least ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of Related Companies.

2.10 Anywhere in this Plan, when the term "stock" or "share" is used, it shall be deemed to include Tokens, and apply, in applicable changes, to such Tokens as well.

3. ISSUANCE OF OPTION; ELIGIBILITY

3.1 The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the Exercise Price, shall be as specified in the Agreement to be executed pursuant to the Plan and to this US Appendix.

3.2 ISOs may only be granted to Employees. NQSOs may be granted to Employees and Services Providers of the Company or any Related Company (including grantees of Tokens, “Grantees”).

4. SHARES AND TOKENS AVAILABLE FOR ISSUANCE

Except as adjusted pursuant to Section 19 to the Plan, in no event shall more than 1,288,882 Shares (in post bonus shares numbers) and 17,373,438 be cumulatively available for issuance pursuant to the exercise of Incentive Stock Options in accordance with Code section 422 and T.D. 9144, the final Treasury Regulations issued thereunder (hereinafter: “ISO Regulations”) by Employees who are subject to income tax in the United States. Any changes to the Plan regarding the granting corporation, increases in the number of shares or Tokens, or the type of Shares issued (i.e. shares of a different corporation or a different class of shares), will require the approval of the Company's Shareholders. With respect to Section 19 to the Plan and to the ISO Regulations, in the event of stock dividends or stock splits that only change the number of shares or Tokens, as applicable, outstanding, the ISO's shall not be considered as substituted or assumed, and the Exercise Price may be proportionally adjusted to reflect the changes in the number of Shares or Tokens, as applicable without being considered a modification.

5. EXERCISE OF OPTIONS

5.1 Options shall be exercised by the Grantee’s by giving written notice of to the Company or to any third party designated by the Company (hereinafter: the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price for the number of Shares or Tokens, as applicable, with respect to which the Option is being exercised, at the Company's or the Representative's principal office. The notice shall specify the number of Shares or Tokens, as applicable, with respect to which the Option is being exercised.

5.2 Each Option shall be exercisable following the Vesting Periods, subject to the provisions of the Plan and the number of Options granted; provided, however, that no Option shall be exercisable after the earlier of: (i) the date set forth in the Agreement; (ii) in the event of the grant of ISOs, the expiration of ten (10) years from the Date of Grant; (iii) in the event of the grant of ISOs to Ten Percent Shareholders, the expiration of five (5) years from the Date of Grant; or (iv) the expiration of any extended period in any of the events set forth in Section 14 of the Plan.

5.3 To the extent the aggregate Fair Market Value (determined at the Date of Grant) of the Company's shares or Tokens, as applicable, with respect to which ISO's are exercisable for the first time by any Grantee during any calendar year under all plans of the Company and its Related Companies exceeds US$100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSOs.

6. EXERCISE PRICE

In the case of an ISO, the Exercise Price shall be determined subject to the following:

6.1 in case of an ISO granted to a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the Date of Grant.

6.2 in case of an ISO granted to any other Employee, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

6.3 In the case of a NQSO, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

6.4 HOWEVER, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE COMPANY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE VALIDITY OR ACCURACY OF SUCH FMV AND THE GRANTEE SHALL SOLELY AND EXCLUSIVELY BEAR ALL RISKS AND IMPLICATIONS IN THIS RESPECT AND IN ADDITION GRANTEE WAIVES FULLY ABSOLUTELY AND IRREVOCABLE ANY RIGHT, DEMAND, CLAIM OR SUIT IN THIS RESPECT INCLUDING AGAINST THE COMPANY AND/OR ITS RELATED COMPANIES AND THEIR SHAREHOLDERS AND/OR DIRECTORS AND/OR OFFICE HOLDERS AND/OR EMPLOYEES AND/OR CONSTULTANTS AND/OR SERVICES PROVIDER AND/OR ANY OTHER THIRD PARTIES, INCLUDING WITHOUT LIMITATION THOSE WHO HAVE PROVIDED THE COMPANY WITH THE VALUATION, ESTIMATION OR OPINION WITH RESPECT TO THE FAIR MARKET VALUE PER SHARE.

7. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

Unless otherwise determined by the Board and subject to any applicable law, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral to any third party whatsoever, other than by will, pursuant to a domestic relations order, or by the laws of descent and distribution or as specifically otherwise allowed under this Plan, and during the lifetime of the Grantee, each and all of such Grantee's rights to exercise Shares or Tokens hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for enabling the non-compliance with that stated above shall be null and void and has no effect whatsoever.

8. EFFECTIVE DATE OF THE PLAN

This US Appendix shall be effective as of the earlier of (i) the adoption date of the Plan or (ii) the date of shareholder approval (hereinafter: the “Effective Date”) and shall terminate upon the expiration of ten (10) years from the Effective Date (hereinafter: the “Termination Date”). No ISO may be granted under the US Appendix after the Termination Date. The US Appendix shall be approved by the shareholders of the Company, which approval shall be received within twelve (12) months following the adoption date of the Plan. All and any grants of ISOs to Grantees under this US Appendix as of the Effective Date shall be subject to the said shareholders approval.

9. AMENDMENT TO THE PLAN AND APPENDIX

The Company shall obtain the approval of the Company's shareholders for any amendment to the Plan and this US Appendix, if shareholders' approval is necessary or desirable to comply with any applicable law, including Section 422 of the Code, which approval shall be received not later than twelve (12) months after the adoption of such amendment by the Board.

10. TAX CONSEQUENCES

10.1 To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares or Tokens covered thereby or from any other event or act (of the Company and/or its Parent and/or its Subsidiaries, or the Grantee), hereunder, shall be borne solely by the Grantee and the Grantee waives fully, absolutely and irrevocably on any right or claim in this respect. The Company and/or its Parent or Subsidiary shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to compensate and indemnify the Company and/or its Parent or Subsidiary and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

10.1 The Company shall not be required to release any Share certificate or transfer any Token to a Grantee until all required payments have been fully made.

11. CONVERSION OF ISOs INTO NQSOs; TERMINATION OF ISOs

The Board, at the written request of any Grantee, may in its sole and absolute discretion after verifying the implications of applicable tax law including the provisions of Section 409A of the Code and the regulations promulgated thereunder, take such actions as may be necessary to convert such Grantee’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into NQSOs, at any time prior to the expiration of such ISOs, regardless of whether the Grantee is an Employee of the Company or a Parent or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to extending the exercise period. At the time of such conversion, the Board (with the consent of the Grantee) may impose such conditions on the exercise of the resulting NQSOs as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan and/or with this US Appendix. Nothing in the Plan and/or in this US Appendix shall be deemed to give any Grantee the right to have such Grantee 's ISOs converted into NQSOs, and no such conversion shall occur unless and until the Board takes appropriate action. The Board, with the consent of the Grantee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share underlying to such Option may again, according to the Board, sole and absolute discretion, be subject to an Option under the Plan (whether granted to an Employee or Service Provider under or any country tax track) or under the Company's other share option plans, provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

12. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired upon the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Shares before the later of (a) two (2) years after the date the Employee was granted the ISO, or (b) one (1) year after the date the Employee acquired Shares by exercising the ISO. If the Employee has died before such Share is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

13. Restricted Stock; Restricted Stock Units.

13.1 General. The Company may grant Restricted Stock or the right to purchase Restricted Stock, to any Service Provider, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) in the event that conditions specified by the Company in the applicable Grant Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Company for such Grant. In addition, the Grant may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an applicable Grant Agreement. For this purpose, the term "Restricted Stock", or "Restricted Stock Units", shall include and shall apply, in applicable changes, to Restricted Tokens and/or Restricted Token Units.

13.2 Terms and Conditions for All Restricted Stock and Restricted Stock Unit Awards. The Company shall determine and set forth in the applicable Grant Agreement the terms and conditions applicable to each Restricted Stock and Restricted Stock Unit Grant, including the conditions for vesting and repurchase (or forfeiture) and the issue price, in each case, if any.

13.3 Additional Provisions Relating to Restricted Stock.

13.3.1	Dividends. Participants holding Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares or Tokens to the extent such dividends have a record date that is on or after the date on which the Participant to whom such Restricted Shares/Tokens are granted becomes the record holder of such Restricted Shares/Tokens, unless otherwise provided by the Company in the applicable Grant Agreement. In addition, unless otherwise provided by the Company, if any dividends or distributions are paid in shares or Tokens, or consist of a dividend or distribution of property other than an ordinary cash dividend, the shares, tokens or other property will be subject to the same restrictions on transferability and forfeitability as Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable Grant Agreement, but in no event later than the end of the calendar year in which the dividends are paid to stockholders or token holders of that class of stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to stockholders of that class of stock or tokens, and (B) the date the dividends are no longer subject to forfeiture.

13.3.2	Stock/Token Certificates. The Company may require that any stock/token certificates issued in respect of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).

13.3.3	This provision shall apply, in applicable changes, to Restricted Tokens.

13.4 Additional Provisions Relating to Restricted Stock Units.

13.4.1	Settlement. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash or other property equal to the Fair Market Value of one share of Common Stock on the settlement date, as the Company shall determine and as provided in the applicable Grant Agreement. The Company may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

13.4.2	Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units unless and until shares are delivered in settlement thereof.

13.4.3	Dividend Equivalents. To the extent provided by the Company, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator, subject, in each case, to such terms and conditions as the Administrator shall establish and set forth in the applicable Award Agreement.

13.4.4	This provision shall apply, in applicable changes to Restricted Token Units.

14. SECTION 409A of the code

14.1 General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply in connection with any Awards. Notwithstanding anything herein or in any Award Agreement to the contrary, the Company may, without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including without limitation, any such actions intended to (A) exempt this Plan and/or any Award from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

14.2 Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s Service Provider relationship shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s Service Provider relationship. For purposes of any such provision of this Plan or any Grant Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

14.3 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Grant Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Award to a “specified employee” (as defined under Section 409A and determined by the Company) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Grant agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

Signed:

INX LIMITED

By:
Title:
Date:

ISRAELI APPENDIX

TO INX LIMITED SHARE AND TOKEN OWNERSHIP AND AWARD PLAN (2021)

1. GENERAL

1.1.	This appendix (the “Israeli Appendix”) shall apply only to grantees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax (“Grantees”). The provisions specified hereunder shall form an integral part of the INX Limited Share and Token Ownership and Award Plan (2021) (the “Plan”) which applies to the issuance of Awards to purchase Shares and Tokens of INX Limited (the “Company”) as defined in the Plan.

1.2.	This Israeli Appendix shall be effective with respect to Awards to be granted according to the resolution of the Board as such term is defined in the Plan and shall comply with Amendment no. 147 of the Ordinance.

1.3.	This Israeli Appendix is to be read as a continuation of the Plan and only refers to Awards granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 of the Ordinance and with any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Appendix does not add to or modify the Plan in respect of any other category of grantees.

1.4.	The Plan and this Israeli Appendix are complementary to each other and shall be deemed one. In case of any contradiction or inconsistency between the Award Agreement and the Plan (including its Appendices), then the provisions of the Award Agreement shall prevail and supersede, with regard to all matters discussed therein. However, in the event of a conflict between the terms and conditions of the Plan or of the Award Agreement and any provision of the Tax Ordinance, rules or the trust agreement, the two latter shall govern and prevail.

1.5.	Any capitalized terms not specifically defined in this Israeli Appendix shall be construed according to the interpretation given to them in the Plan.

2. DEFINITIONS

2.1.	“Approved 102 Award” - means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.2.	“Capital Gain Award (CGA)” - means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment, in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.3.	“Companies Law” - means Companies Law 5759-1999, and any regulations, rules, orders or procedures promulgated thereunder, as now in effect or as may be hereafter amended or replaced.

2.4.	“Controlling Shareholder” - means a controlling shareholder [“Ba’al Shlita”] as such term is defined in Section 32(9) of the Ordinance.

2.5.	“Employee” including an individual who is serving as a director or as an Office Holder but excluding any Controlling Shareholder.

2.6.	“Employing Corporation” - means any subsidiary or affiliated company or group within the meaning of Section 102(a) of the Ordinance.

2.7.	“Grantee”- a grantee under the Plan.

2.8.	“ITA” - means the Israeli Tax Authorities.

2.9.	“Non-Employee” - means a consultant, adviser, services provider, Controlling Shareholder or any other person who is not an Employee.

2.10.	“Office Holders” [“Nose Misra”] - as such term is defined in the Companies Law, including, inter alia, any other person who is part of the upper management of the Company and who provides managerial services to the Company.

2.11.	“Ordinary Income Award (OIA)” - means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment, in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12.	“102 Award” - means an Award that the Board intends to be a “102 Award” which shall only be granted to Employees of the Company who are holding less than 10% (ten percent) of the Company’s total issued share capital, and shall be subject to and construed consistently with the requirements of Section 102 of the Ordinance. The Company shall have no liability to a Grantee or to any other party, if an Award (or any part thereof), which is intended to be a 102 Award, is not a 102 Award. Approved 102 Award may either be classified as CGA or as OIA.

2.13.	“3(i) Award” - means Awards that do not contain such terms as will qualify under Section 102 of the Ordinance.

2.14.	“Ordinance” - means the Israeli Income Tax Ordinance (New Version) 5721 - 1961, and any regulations, rules, orders or procedures promulgated thereunder, as now in effect or as may be hereafter amended or replaced.

2.15.	“Section 102” - means section 102 of the Ordinance.

2.16.	“Trustee” - shall mean any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a).

2.17.	“Unapproved 102 Award” - means an Award granted pursuant to Section 102(c) and not held in trust by a Trustee.

3. ISSUANCE OF AWARDS; ELIGIBILITY

3.1.	The Company may designate Awards granted to Israeli Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.2.	The grant of Approved 102 Awards shall be made under this Israeli Appendix adopted by the Board, and shall be conditioned upon the approval of this Israeli Appendix by the ITA.

3.3.	The Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award under such Election. The Election shall become effective beginning the first Date of Grant of an Approved 102 Award under such Election and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Award under such Election. For the avoidance of doubt, the Election shall not prevent the Company from granting Unapproved 102 Award simultaneously.

3.4.	All Approved 102 Award, must be held in trust by a Trustee as described in Section 4 below.

3.5.	For the avoidance of any doubt, the designation of Unapproved 102 Award and Approved 102 Award shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated there under.

3.6.	Anything in the Plan to the contrary notwithstanding, all grants of Awards to directors and Office Holders shall be authorized and implemented in accordance with the provisions of the Companies Law.

4. TRUSTEE

4.1.	Approved 102 Awards which shall be granted under the Plan and/or any Shares or Tokens allocated or issued upon exercise of such Approved 102 Awardsand/or other shares or Tokens received subsequently following any realization of rights including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the companies registrar) and held for the benefit of the Grantees for such period of time as required by Section 102 (the “Restricted Period”). All certificates representing Shares or Tokens issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares or Tokens are released from the aforesaid trust as herein provided. In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Trustee shall not release any Shares and/or Tokens allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Exercise Price and the Grantees’ tax liabilities arising from Approved 102 Awards, which were granted to such Grantee, and/or any Shares or Tokens allocated or issued upon exercise of such Awards.

4.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102, a Grantee shall not be entitled to sell or release from trust any Share or Token received upon the exercise of an Approved 102 Award and/or any share or Token received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Restricted Period required under Section 102.

4.4.	Upon receipt of Approved 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Israeli Appendix, or any Approved 102 Award or Share or Tokens granted to him there under.

5. FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares or Tokens are listed on any established stock exchange or a national market system or if the Company’s shares or Tokens will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share or Tokens at the Date of Grant shall be determined in accordance with the average value of the Company’s shares or Tokens on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6. EXERCISE OF AWARDS

6.1.	Awards shall be exercised by the Grantee’s giving a written notice and remitting payment of the Exercise Price to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and by the Trustee and when applicable, in accordance with the requirements of Section 102. The exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the nominal value of the Share or Token with respect to which the Award is being exercised.

6.2.	With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Company or any Related Company, the Grantee shall extend to the Company and/or its Related Company a security or guarantee as may be determined by the Company and by the Trustee for the payment of tax due at the time of Sale of Shares or Tokens, all in accordance with the provisions of Section 102.

7. INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

7.1.	With regard to Approved 102 Awards, the provisions of the Plan and/or any agreement entered into in conjunction with any Award grant (the “Agreement”) shall be subject to the provisions of Section 102 and the Income Tax Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Agreement.

7.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Agreement, shall be considered binding upon the Company and the Grantees.

8. TAX CONSEQUENCES

8.1.	To the extent permitted by applicable law, any tax consequence and liabilities, of any sort and kind, including but not limited to, capital gain tax or income tax, arising from and/or in connection with the grant of Awards, exercise of any Award or sale of Shares or Tokens received upon the exercise of Awards (including any kind of proceeds revenues and dividends, which resulted in that respect), from the payment for Shares or Tokens covered thereby or from any other event or act (of the Company, and/or its Related Companies, and/or the Trustee or the Grantee), hereunder, shall be borne solely and exclusively by the Grantee. The Company and/or its Related Companies and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee agrees to indemnify the Company and/or its Related Companies and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

8.2.	The Company and/or the Trustee shall not be required to release any Share or Token certificate to a Grantee until all required payments have been fully made by the Grantee.

9. GOVERNING LAW & JURISDICTION

Notwithstanding any other provision of the Plan, with respect to Grantees that are subject to this Israeli Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws. Notwithstanding anything stated herein to the contrary, if and to the extent any issue or matter arises hereunder which involves the application of another jurisdiction or the requirements relating to the administration of share or Token Award of any stock exchange or quotation system, then such laws and requirements shall apply and shall govern such issues or matters, with accordance with any applicable laws. The competent courts of Tel-Aviv, Israel shall have the sole and exclusive jurisdiction to adjudicate any dispute that may arise in connection with the Plan with regard to this Israeli Appendix, interpretation or enforcement of Section 102 including (without limitation) matters involving the Trustee and the Israeli tax consequences of the Awards or the Shares or Tokens in trust and the release and transfer of such Awards or Shares or Tokens by the Trustee.

10. ASSIGNABILITY

As long as Awards or Shares or Tokens are held by the Trustee for the benefit of the Grantees, all rights of the Grantees over the Shares or Tokens are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

11. SEVERABILITY

The provisions of this Israeli Appendix should be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Plan would be held in any jurisdiction to be invalid and/or prohibited and/or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without affecting the validity and/or enforceability of the remainder of this Plan in that jurisdiction and/or the validity and/or enforceability of this Plan, including the said provision, in any other jurisdiction.

Notwithstanding, the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Israeli Appendix, including the said provision, in any other jurisdiction.

INX LIMITED

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